UNITED-GUARDIAN REPORTS RECORD EARNINGS

         Hauppauge, NY, November 5, 2003 -- United-Guardian, Inc. (AMEX:UG) reported that its third quarter sales and earnings were up significantly over last year's third quarter, resulting in the highest third quarter and nine-month sales and earnings in the company's history. For the first nine months of the year sales reached $8,632,494 compared to $6,796,553 for the same period last year, an increase of 27%. Earnings for the period increased 89% from $987,389 ($.20 per share) in 2002 to $1,871,346 ($.38 per share) this year. For the three month period ended September 30th sales increased from $2,085,937 in 2002 to $2,315,417 in 2003, and earnings increased from $258,190 ($.05 per share) to $532,954 ($.11 per share) due to the higher sales as well as a reduction in cost of sales resulting from favorable production variances and disposal costs that were less than anticipated.

         Ken Globus, President of United-Guardian, stated "I am very pleased to report that the increased sales activity that we have seen this year has continued into our third quarter, which is typically our slowest quarter, and has resulted in quarterly and year to date sales and earnings records. Much of this is the result of the continuing expansion of our marketing efforts, especially in Asia via our marketing arrangement with International Specialty Products, a global marketer of ingredients for the personal care market. This quarter also saw the first commercial sales of Lubrajel(R) II XD, the latest addition to our Lubrajel line of moisturizing and lubricating gels, and we expect sales of that product to become more significant in the next few quarters. With October sales exceeding $1 million, our fourth quarter is off to a good start, and we are hopeful that this fiscal year will also be a record one for us."

       United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

(Table to follow)                                 Contact:    Robert S. Rubinger
                                                              Public Relations
                                                              (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

                                           RESULTS FOR THE THIRD QUARTERS ENDED
                                          SEPTEMBER 30, 2003 and SEPTEMBER 30, 2002

                                                             9 Months Ended                      3 Months Ended
                                                              September 30,                       September 30,
                                                         2003              2002              2003               2002
                                                         ----              ----              ----               ----
Revenue                                            $   8,632,494      $  6,796,553       $ 2,315,417        $ 2,085,937
Costs and expenses                                     5,847,914         5,424,721         1,531,590          1,737,186
                                                       ---------         ---------         ---------          ---------
       Income from operations                          2,784,580         1,371,832           783,827            348,751
Other income                                             118,766           144,105            39,127             44,987
                                                         -------           -------          --------             ------
         Income before income taxes                    2,903,346         1,515,937           822,954            393,738
Provision for income taxes                             1,032,000           528,548           290,000            135,548
                                                       ---------           -------           -------            -------
       Net income                                  $   1,871,346      $    987,389       $   532,954        $   258,190
                                                       =========         =========           =======            =======
Earnings per share (Basic and Diluted)             $        0.38      $        .20       $      0.11        $       .05
                                                       =========         =========           =======            =======